Exhibit 3.128

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
PAVILLION NORTH,
A LIMITED PARTNERSHIP

i

SECTION 6	ROLE OF LIMITED PARTNERS		12
	6.1	Limitation on Rights or Powers	12
	6.2	Voting Rights	12
	6.3	Other Rights	13

SECTION 7	BOOKS AND RECORDS		13
	7.1	Books and Records	13
	7.2	Annual Reports	13
	7.3	Tax Information	13

SECTION 8	AMENDMENTS; MEETINGS		14
	8.1	Amendments	14
	8.2	Meetings of the Partners	14

SECTION 9	TRANSFERS OF INTERESTS		14
	9.1	Restriction on Transfers	14
	9.2	Permitted Transfers	14
	9.3	Conditions to Permitted Transfers	15
	9.4	Right of First Refusal	15
	9.5	Prohibited Transfers	17
	9.6	Rights of Unadmitted Assignees	17
	9.7	Admission of Interest Holders as Partners	17
	9.8	Distributions and Allocations in Respect to Transferred Interests	18
	9.9	Withdrawal	18

SECTION 10	GENERAL PARTNERS		18
	10.1	Additional General Partners	18
	10.2	Covenant Not to Withdraw, Transfer, or Dissolve	18
	10.3	Permitted Transfers	18
	10.4	Prohibited Transfers	19
	10.5	Termination of Status as General Partner	19

SECTION 11	DISSOLUTION AND WINDING UP		20
	11.1	Liquidating Events	20
	11.2	Winding Up	20
	11.3	Compliance With Certain Requirements of Regulations	21
	11.4	Deemed Distribution and Recontribution	22
	11.5	Notice of Dissolution	22

SECTION 12	POWER OF ATTORNEY		22
	12.1	General Partners as Attorneys-In-Fact	22
	12.2	Nature as Special Power	22

ii

SECTION 13	MISCELLANEOUS
	13.1	Waiver	23
	13.2	Notices	23
	13.3	Applicable Law	23
	13.4	Counterparts	23
	13.5	Entire Agreement	23
	13.6	Parties Bound	23
	13.7	Further Action	24
	13.8	Variation of Pronouns	24

EXHIBIT A	Partners’ Names, Addresses, Capital Contributions, and Percentage Interests

APPENDIX	Definitions

iii

FIRST
AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
PAVILLION NORTH,
A LIMITED PARTNERSHIP

          This Agreement is entered into and shall be effective as of the 13th day of December, 1993, by and among PAVILLION NURSING CENTER NORTH, INC. and HOLLIS J. GARFIELD as the General Partners, and the Persons whose names are set forth on EXHIBIT A attached hereto, as the Limited Partners.

R E C I T A L S:

          WHEREAS, PAVILLION NORTH, a Limited Partnership was originally organized pursuant to the Original Partnership Agreement which was subsequently amended; and

          WHEREAS, an original Certificate of Limited Partnership for the Partnership was filed in Allegheny County on February 9, 1972, which Certificate was subsequently amended by a First Amendment to Certificate of Limited Partnership executed by the Partners on August 22, 1978, by a Second Amendment to Certificate of Limited Partnership executed by the Partners on July 20, 1979, by a Third Amendment to Certificate of Limited Partnership executed by the Partners on November 3, 1980 and by a Fourth Amendment to Certificate of Limited Partnership executed by the Partners on March 30, 1984; and

          WHEREAS, SIDNEY GARFIELD died on January 2, 1991, and the Partners have agreed that the General Partner Interest of SIDNEY GARFIELD be converted into a Limited Partner Interest and the Limited Partner Interest of HOLLIS J. GARFIELD be converted into a General Partner Interest; and

          WHEREAS, EVELYN R. GARFIELD as the Executrix of the estate of SIDNEY GARFIELD has pursuant to the terms of his will assigned on December 13, 1993 the estate’s General and Limited Partner Interests in the Partnership 24% to EVELYN R. GARFIELD as the trustee of the SIDNEY GARFIELD TRUST A REVERSE QTIP TRUST and 21.6% to EVELYN R. GARFIELD as the trustee of the SIDNEY R. GARFIELD TRUST A EVELYN TRUST; and

          WHEREAS, as a result of the foregoing, the capital contributions and shares of profits and losses of the Partners in the Partnership are as set forth on EXHIBIT A attached; and

          NOW, THEREFORE, the Partners hereby amend and restate the Original Partnership Agreement as amended upon the following terms and conditions:

SECTION 1

THE PARTNERSHIP

          1.1     Organization. The Partnership was originally organized as a limited partnership under the Pennsylvania Limited Partnership Act of April 12, 1917, P.L. 55, as amended (“Prior Act”), and the Partners will now organize the Partnership as a limited partnership pursuant to the provisions of the Act.

          1.2     Partnership Name. The name of the Partnership shall continue to be PAVILLION NORTH, a Limited Partnership and all business of the Partnership shall be conducted in such name, dba Wexford House Nursing Center.

          1.3     Purpose. The purpose of the Partnership is to acquire, improve, lease, operate, and hold the nursing center located at the principal place of business of the Partnership and to engage in any and all activities related or incidental thereto. The Partnership shall engage in no other business.

          1.4     Principal Place of Business. The principal place of business of the Partnership is 9800 Old Perry Highway, Wexford, Allegheny County, Pennsylvania 15090. The General Partners may change the principal place of business of the Partnership to any other place within the Commonwealth of Pennsylvania upon at least 10 days notice to the Limited Partners.

          1.5     Term. The term of the Partnership shall continue perpetually unless the Partnership is earlier dissolved, wound-up, and liquidated as provided in Section 11 hereof.

          1.6     Filings; Agent for Service of Process.

          (a)     The General Partners shall cause a First Amended and Restated Certificate of Limited Partnership and a Certificate of Summary of Record to be filed in the office of the Department of State in accordance with the provisions of the Act.

          (b)     The registered office of the Partnership shall be 9800 Old Perry Highway, Wexford, Pennsylvania 15090, or any successor as appointed by the General Partners. The General Partners may change the office of the Partnership to another location within the Commonwealth of Pennsylvania upon at least 10 days notice to the Limited Partners.

          (c) Upon the dissolution of the Partnership, the General Partners (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 11.2 hereof) shall promptly execute and cause to be filed a Certificate of Cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

          1.7 Independent Activities. Each General Partner and each Limited Partner may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner from engaging in such activities, or require any Partner to permit the Partnership or any Partner to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

          1.8 Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth therefor in the Appendix hereto.

SECTION 2

PARTNERS’ CAPITAL ACCOUNTS

          2.1 Contributions. The names, addresses, Capital Contributions, and Percentage Interests of the Partners are set forth on EXHIBIT A attached hereto.

          2.2 Capital Accounts. The General Partners shall maintain Capital Accounts for each of the Partners and Interest Holders in accordance with the provisions of the Appendix with respect thereto.

          2.3 Other Matters.

          (a)  Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of her Capital Contributions or withdraw from the Partnership without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

          (b) No Partner shall receive any interest with respect to her Capital Contributions or her Capital Account except as otherwise provided in this Agreement.

          (c) No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership.

SECTION 3

ALLOCATIONS

          3.1 Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any fiscal year shall be allocated among the General Partners and other Interest Holders in proportion to their Percentage Interests.

          3.2 Losses. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Losses for any fiscal year shall be allocated among the General Partners and Interest Holders in proportion to their Percentage Interests; provided, however, the Losses so allocated cannot cause any Interest Holder to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of such limitation shall be allocated to the General Partners in proportion to their Percentage Interests in the Partnership.

          3.3 Special Allocations. The following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, each General Partner and Interest Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Person’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) (6) and 1.704-2 (j) (2) of the Regulations. This Section 3. 3 (a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Charqeback. Except as otherwise provided in Section 1.704-2 (i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership fiscal year, each Person who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Person’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Interest Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or 1.704-l(b)(2)(ii)(d)(6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in the Agreement.

          (d) Gross Income Allocation. In the event any Interest Holder has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Interest Holder is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Interest Holder shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Interest Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) hereof and this Section 3.3(d) were not in the Agreement.

          (e) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner or Interest Holder who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734 (b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-l (b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a General Partner or Interest Holder in complete liquidation of her interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the General Partners and Interest Holders in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the General Partner or Interest Holder to whom such distribution was made in the event that Regulations Section 1.704-l(b)(iv)(m)(4) applies. Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

          3.4 Curative Allocations. The allocations set forth in Sections 3.2,  3.3 (a), 3.3(b), 3.3(c), 3.3(d), 3.3(e) and 3.3(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the General Partners shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each General Partner’s and Interest Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such General Partner or Interest Holder would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 3.1 and 3.2. In exercising their discretion under this Section 3.4, the General Partners shall take into account future Regulatory Allocations under Sections 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.3 (f).

          3.5 Other Allocation Rules.

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partners using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) All allocations to the Interest Holders and General Partners pursuant to this Section 3 shall, except as otherwise provided, be divided among them in proportion to their Percentage Interests.

          (c) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the General Partners and Interest Holders in the same proportions as they share Profits or Losses, as the case may be, for the year. Credits shall be allocated in the same manner as Profits.

          (d) The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

          (e) To the extent permitted by Section 1.704-2 (h) (3) of the Regulations, the General Partners shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Interest Holder.

          3.6 Tax Allocations: Code Section 704 (c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the General Partners and Interest Holders so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to l(ii) of the Appendix hereto, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

SECTION 4

DISTRIBUTIONS

          Except as otherwise provided in Section 11 hereof, the Partnership shall distribute cash or Property at such times, if any, as the General Partners may determine, among the General Partners and Interest Holders in proportion to their Percentage Interests.

SECTION 5

MANAGEMENT

          5.1     Authority of the General Partners. Except to the extent otherwise provided herein, the General Partners shall have the sole and exclusive right to manage the business of the Partnership and shall have all of the rights and powers which may be possessed by general partners under the Act including, without limitation, the right and power to:

          (a)     acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (b)     operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

          (c)     execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of Property, or in connection with managing the affairs of the Partnership, including executing amendments to the Agreement and the Certificate in accordance with the terms of the Agreement, pursuant to any power of attorney granted by the Limited Partners to the General Partners;

          (d)     borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Property;

          (e)     execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Property;

          (f)     prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

          (g)     care for and distribute funds to the General Partners and Interest Holders by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (h)     contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (i)     engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

          (j)     make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) to extend the statute of limitations for assessment of tax deficiencies against General Partners and Interest Holders with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iii) to represent the Partnership, the General Partners, and the Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the General Partners, and the Interest Holders in their capacities as General Partners or Interest Holders, and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the General Partners and Interest Holders with respect to such tax matters or otherwise affect the rights of the Partnership, General Partners, and Interest Holders. HOLLIS JAN GARFIELD WIGGINS is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law;

          (k)     take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

          (l)     institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership or the Partners in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith.

          5.2     Right to Rely on General Partners. Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

          (a)     the identity of any General Partner or Limited Partner;

          (b)     the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by a General Partner or which are in any other manner germane to the affairs of the Partnership;

          (c)     the Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

          (d)     any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

          5.3     Limitations on Authority of General Partners. The authority granted to the General Partners is subject to limitations so that the General Partners may not:

          (a)     do any act which is not for the purpose of carrying on the Partnership’s usual business;

          (b)     assign Partnership property in trust for creditors or on the assignee’s promise to pay the debts of the Partnership;

          (c)     dispose of the goodwill of the Partnership;

          (d)     do any act which would make it impossible to carry on the ordinary business of the Partnership;

          (e)     confess a judgment against the Partnership;

          (f)     submit a Partnership claim or liability to arbitration or reference; or

          (g)     do any act in contravention of the Act or the terms and conditions of this Agreement.

          5.4     Duties and Obligations of General Partners.

          (a)     The General Partners shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the Commonwealth of Pennsylvania (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged) and (ii) for the accomplishment of the Partnership’s purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

          (b)     The General Partners shall devote to the Partnership such time as may be necessary for the proper performance of all duties hereunder, but the General Partners shall not be required to devote full time to the performance of such duties.

          (c)     The General Partners shall be under a fiduciary duty to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Partnership.

          5.5     Indemnification of General Partners.

          (a)     The Partnership, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against any General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such General Partner in connection with the business of the Partnership, including attorneys’ fees incurred by such General Partner in connection with the defense of any action based on any such act or omission, which attorneys’ fees may be paid as incurred.

          (b)     The Partnership shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any General Partner who for the benefit of the Partnership makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Partnership and who suffers any financial loss as the result of such action.

          (c)     Notwithstanding the provisions of Subsections 5.5(a) and 5.5(b) above, no General Partner shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

          5.6     Compensation and Loans.

          (a)     Compensation and Reimbursement. Except as otherwise provided in this Section 5.6, no Partner shall receive any salary, fee, or draw for services rendered to or on behalf of the Partnership, nor shall any Partner be reimbursed for any expenses incurred by such Partner on behalf of the Partnership.

          (b)     Expenses. The General Partners may charge the Partnership for any direct expenses reasonably incurred in connection with the Partnership’s business.

          (c)     Compensation. In consideration of their performance of services on behalf of the Partnership, the General Partners shall receive no compensation in addition to the distributions of cash and other Property and allocations of Profits, Losses, and other items provided for herein, unless the Partners approve such additional compensation by majority vote.

          (d)     Loans. Any Person may, with the consent of the General Partners, lend or advance money to the Partnership. If any Partner shall make any loan or loans to the Partnership or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Partnership. The amount of any such loan or advance by a lending Partner shall be repayable out of the Partnership’s cash and shall bear interest at such rate as the General Partners and the lending Partner shall agree. None of the Partners shall be obligated to make any loan or advance to the Partnership.

          5.7     Operating Restrictions.

          (a)     All Property in the form of cash not otherwise invested shall be deposited in one or more accounts maintained in such financial institutions as the General Partners shall determine or shall be invested in short-term liquid securities or shall be left in escrow and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine from time to time.

          (b)     The signature of any General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partner shall be sufficient to execute any “statement of partnership” or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint each General Partner as their attorney-in-fact for the execution of any or all of the documents described herein.

SECTION 6

ROLE OF LIMITED PARTNERS

          6.1     Limitation on Rights or Powers. Except as otherwise set forth in Sections 6.2 and 6.3 hereof, no Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

          6.2     Voting Rights. The Limited Partners shall have the right to vote on the matters explicitly set forth in this Agreement, including the following:

          (a)     The dissolution and winding up of the Partnership;

          (b)     The sale, exchange, lease, mortgage, pledge, or other transfer of all or substantially all of the Property other than in the ordinary course of the Partnership’s business;

          (c)     The incurrence of indebtedness by the Partnership other than in the ordinary course of its business; and

          (d)     A change in the nature of the business of the Partnership.

          6.3     Other Rights. The Limited Partners shall have the rights to each of the following:

          (a)     To inspect and copy any of the Partnership’s records required to be maintained pursuant to the Act;

          (b)     To obtain from the General Partners, from time to time and upon reasonable demand, all of the following:

(1) True and full information regarding the state of the business and the financial condition of the Partnership;

(2) Promptly after becoming available, a copy of the Partnership’s federal, state, and local income tax returns and reports for each year;

(3) Other information regarding the affairs of the Partnership as is just and reasonable.

SECTION 7

BOOKS AND RECORDS

          7.1     Books and Records. The Partnership shall keep adequate books and records at its principal place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or her designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records.

          7.2     Annual Reports. Within a reasonable period after the end of each Partnership fiscal year, each Partner shall be furnished with pertinent information regarding the Partnership and its activities during such period.

          7.3     Tax Information. Necessary tax information shall be delivered to each Partner after the end of each fiscal year of the Partnership. Every effort shall be made to furnish such information within 90 days after the end of each fiscal year.

SECTION 8

AMENDMENTS; MEETINGS

          8.1     Amendments. Amendments to this Agreement may be adopted only in a writing signed by all of the Partners.

          8.2     Meetings of the Partners.

          (a)     Meetings of the Partners may be called by any General Partner and shall be called upon the written request of Limited Partners holding a 10% or greater Percentage Interest in the Partnership. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than 7 days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under the Agreement, such vote or consent may be given at a meeting of Partners or may be given in a writing signed by all of the Partners. Meetings of the Partners may be held through any communications equipment if all persons participating can hear each other. Except as otherwise expressly provided in this Agreement, all matters to be subject to a vote of the Partners shall be determined by majority vote. Each Partner shall have that number of votes as is equal to her Percentage Interest in the Partnership.

          (b)     Each Limited Partner may authorize any Person or Persons to act for her by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or her attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

SECTION 9

TRANSFERS OF INTERESTS

          9.1     Restriction on Transfers. Except as otherwise permitted by this Agreement, no Interest Holder may Transfer all or any portion of her Interest.

          9.2     Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3 hereof, an Interest Holder may at any time Transfer all or any portion of her Interest to (a) any other Interest Holder, (b) any member of the transferor’s Family, (c) any Affiliate of the transferor, (d) the transferor’s executor, administrator, trustee, or personal representative to whom such Interests are transferred at death or involuntarily by operation of law, (e) any Purchaser in accordance with Section 9.4 hereof, or (f) in the case of a Partner who is a trustee, to the beneficiary of such trust (any such Transfer being referred to in this Agreement as a “Permitted Transfer”). For purposes hereof, an Interest Holder’s Family shall include only such Interest Holder’s spouse, natural or adoptive lineal ancestors or descendants, and trusts for her or their exclusive benefit.

          9.3     Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 9.2 hereof unless and until the following conditions are satisfied:

          (a)     Except in the case of a Transfer of an Interest at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and  to confirm the agreement of the transferee to be bound by the  provisions of this Section 9. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership. In all cases, the Partnership shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

          (b)     Except in the case of a Transfer at death or involuntarily by operation of law, the Partnership shall have obtained an opinion of counsel that the Transfer would not cause the Partnership to terminate for federal income tax purposes and that such Transfer would not cause the application of the rules of Code Sections 168 (g) (1) (B) and 168 (h) (generally referred to as the “tax exempt entity leasing rules”) or similar rules to apply to the Partnership, Partnership Property, or the Interest Holders.

          (c)     The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

          9.4     Right of First Refusal. In addition to the other limitations and restrictions set forth in this Section 9, except as permitted by Section 9.2 hereof, no Interest Holder shall Transfer all or any portion of her Interest (the “Offered Interest”) unless such Interest Holder (the “Seller”) first offers to sell the Offered Interest pursuant to the terms of this Section 9.4.

          (a)     Limitation on Transfers. No Transfer may be made under this Section 9.4 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Interest for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

          (b)     Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 9.4, the Seller shall give the Partnership and each other Interest Holder written notice (the “Offer Notice”) which shall include a copy of the Purchase Offer and an offer (the “First Offer”) to sell the Offered Interest to the other Interest Holders and the General Partners (the  “Offerees”) for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the First Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

          (c)     Offer Period. The First Offer shall be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Partnership’s principal office, on the 90th day following the day of the Offer Notice.

          (d)    Acceptance of First Offer. At any time during the first 60 days of the Offer Period, any Offeree who is an Interest Holder may accept the First Offer as to that portion of the Offered Interest that corresponds to the ratio of her Percentage Interest to the total Percentage Interests held by all Offerees who are Interest Holders, by giving written notice of such acceptance to the Seller and the General Partners. At any time after the 60th day of the Offer Period, the General Partners may accept the First Offer as to any portion of the Offered Interest that has not been previously accepted by given written notice of such acceptance to the Seller. In the event that Offerees (“Accepting Offerees”), in the aggregate, accept the First Offer with respect to all of the Offered Interest, the First Offer shall be deemed to be accepted. If Offerees do not accept the First Offer as to all of the Offered Interest during the Offer Period, the First Offer shall be deemed to be rejected in its entirety.

          (e)     Closing of Purchase Pursuant to First Offer. In the event that the First Offer is accepted, the closing of the sale of the Offered Interest shall take place within 30 days after the First Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the First Offer and this Section 9.

          (f)     Sale Pursuant to Purchase Offer if First Offer Rejected. If the First Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Interest to the Purchaser at any time within 60 days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with the other terms, conditions, and restrictions of this Agreement that are applicable to sales of Interests and are not expressly made inapplicable to sales occurring under this Section 9.4. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 9.4.

          9.5     Prohibited Transfers. Any purported Transfer of Interests that is not a Permitted Transfer shall be null and void and of no effect whatever.

          9.6     Rights of Unadmitted Assignees. A Person who acquires one or more Interests but who is not admitted as a Substituted Limited Partner pursuant to Section 9.7 hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a Limited Partner under the Act or this Agreement.

          9.7     Admission of Interest Holders as Partners. Subject to the other provisions of this Section 9, a transferee of Interests may be admitted to the Partnership as a Substituted Limited Partner only upon satisfaction of the conditions set forth below in this Section 9.7:

          (a)     The General Partners consent to such admission;

          (b)     The Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

          (c)     The transferee becomes a party to this Agreement as a Limited Partner and executes such documents and instruments as the General Partners may reasonably request (including, without limitation, amendments to the Certificate) as may be necessary or appropriate to confirm such transferee as a Limited Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof;

          (d)     The transferee pays or reimburses the Partnership for all reasonable legal, filing, and publication costs that the Partnership incurs in connection with the admission of the transferee as a Limited Partner with respect to the Transferred Interests; and

          (e)     If the transferee is not an individual of legal majority, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership of the authority of the transferee to become a Partner and to be bound by the terms and conditions of this Agreement.

          9.8     Distributions and Allocations in Respect to Transferred Interests. If any Interest is sold, assigned, or transferred during any accounting period in compliance with the provisions of this Section 9, Profits, Losses, each item thereof, and all other items attributable to the Transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the General Partners. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

          9.9     Withdrawal. No Interest Holder shall have the right to withdraw from the Partnership or require the liquidation of her Interest.

SECTION 10

GENERAL PARTNERS

          10.1     Additional General Partners. Except as provided in this Section 10 and Section 11.1 hereof, no Person shall be admitted to the Partnership as a General Partner without the unanimous consent of the Partners.

          10.2     Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise permitted by this Agreement, the General Partners hereby covenant and agree not to (a) withdraw or attempt to withdraw from the Partnership, (b) exercise any power under the Act to dissolve the Partnership, or (c) Transfer all or any portion of their interests in the Partnership as a General Partner. Further, the General Partners hereby covenant and agree to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 11 hereof.

          10.3     Permitted Transfers.

          (a)     No General Partner may transfer all or any portion of her interest in the Partnership to any Person unless such General Partner first offers to sell her interest in the Partnership to the other Partners in accordance with the provisions of Section 9.4 hereof as if the interest being Transferred was a Limited Partner Interest.

          (b)     A transferee of a Partnership interest from a General Partner hereunder shall be admitted as a General Partner with respect to such interest if, but only if, (1) at the time of such Transfer, such transferee is otherwise a General Partner, (2) the admission of such transferee as a General Partner is approved by a majority vote of the Limited Partners, provided that no such Transfer shall be permitted unless and until all of the conditions set forth in Section 9.3 hereof are satisfied as if the Partnership interest being Transferred was a Limited Partner Interest.

          (c)     A transferee who acquires a Partnership interest from a General Partner hereunder by means of a Transfer that is permitted under this Section 10.3, but who is not admitted as a General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership’s books, or otherwise to be treated as a Partner. The interest transferred shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred interest.

          10.4     Prohibited Transfers. Any purported Transfer of any Partnership interest held by a General Partner that is not permitted by Section 10.3 above shall be null and void and of no effect whatever.

          10.5     Termination of Status as General Partner. A General Partner shall cease to be a General Partner upon the first to occur of:

          (a)     the withdrawal by a General Partner from the Partnership;

          (b)     the majority vote of the Partners to remove such General Partner;

          (c)     the making of an assignment for the benefit of creditors by a General Partner;

          (d)     the filing of a voluntary petition in bankruptcy by a General Partner;

          (e)     an adjudication that a General Partner is bankrupt or insolvent;

          (f)     the commencement of any proceeding for the relief of debtors by or against a General Partner;

          (g)     the involuntary Transfer by operation of law of such General Partner’s interest in the Partnership;

          (h)     the death or adjudication of incompetency of a General Partner; or

          (i)     the permanent disability of a General Partner due to illness, age, or other cause so that she cannot, in the opinion of her personal physician, continue to perform her duties hereunder.

In the event a Person ceases to be a General Partner without having Transferred her entire interest as a General Partner, such Person shall be treated as an unadmitted transferee of a Partnership interest.

SECTION 11

DISSOLUTION AND WINDING UP

          11.1     Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

          (a)     The sale of all or substantially all of the Property;

          (b)     A majority vote of the Partners to dissolve, wind up, and liquidate the Partnership;

          (c)     The happening of any other event that makes it unlawful, impossible, or impractical to carry on the business of the Partnership; or

          (d)     Any event which causes there to be no General Partner unless, within 90 days of the date such event occurs, the Limited Partners agree in writing to elect a successor General Partner and continue the Partnership business.

The Partners hereby agree that the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.

          11.2     Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partners (or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners) shall be responsible for overseeing the winding up of the Partnership. The Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

          (a)     First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the General Partners;

          (b)     Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partners;

          (c)     Third, to the General Partners and Interest Holders in proportion to their Percentage Interests, provided, however, that no distribution shall be made pursuant to this Section 11.2(c) that creates or increases a Capital Account deficit for any Interest Holder which exceeds such Interest Holder’s obligation to restore such deficit, determined as follows: Distributions shall first be determined tentatively pursuant to this Section 11.2(c) without regard to the Interest Holders’ Capital Account, and then the allocation provisions of Section 3 shall be applied tentatively as if such tentative distributions had been made. If any Interest Holder shall thereby have a deficit Capital Account which exceeds her obligation to restore such deficit, the actual distribution to such Interest Holder pursuant to this Section 11.2(c) shall be equal to the tentative distribution to such Interest Holder less the amount of the excess to such Interest Holder; and

          (d)     The balance, if any, to the General Partners and Interest Holders in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partners shall receive no additional compensation for any services performed pursuant to this Section 11.

          11.3     Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704–l(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 11 to the General Partners and Interest Holders who have positive Capital Accounts in compliance with Regulations Section 1.704–l(b)(2)(ii)(b)(2), and (b) if any General Partner’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704–l(b)(2)(ii)(b)(3). If any Interest Holder has a deficit balance in her Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Interest Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

          11.4     Deemed Distribution and Recontribution. Notwithstanding any other provision of this Section 11, in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but no Liquidating Event has occurred, the Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, the Partnership shall be deemed to have distributed the Property in kind to the General Partners and Interest Holders, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partners and Interest Holders shall be deemed to have recontributed the Property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities.

          11.5          Notice of Dissolution. In the event a Liquidating Event occurs, the General Partners shall, within thirty (30) days thereafter, provide written notice thereof to each of the other Partners. If the Partnership is dissolved, the General Partners shall provide written notice thereof to all other parties with whom the Partnership regularly conducts business and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business.

SECTION 12

POWER OF ATTORNEY

          12.1     General Partners as Attorneys-In-Fact. Each Limited Partner hereby makes, constitutes, and appoints the General Partners, with full power of substitution and resubstitution, her true and lawful attorneys-in-fact for her and in her name, place, and stead and for her use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all documents which reflect (i) any amendments adopted by the Partners in accordance with the terms of this Agreement; (ii) the admission of any substituted Partner; or (iii) the disposition by any Partner of her interest in the Partnership; and (b) any certificates, instruments, and documents as may be required by, or may be appropriate under, the laws of the Commonwealth of Pennsylvania or any other state or jurisdiction in which the Partnership is doing or intends to do business.

          12.2     Nature as Special Power. The power of attorney granted pursuant to this Section 12:

          (a)     is a special power of attorney coupled with an interest and is irrevocable;

          (b)     may be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and

          (c)     shall survive the death, disability, legal incapacity, bankruptcy, insolvency, dissolution, or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of her interest in the Partnership, except that where the assignment is of such Limited Partner’s entire interest in the Partnership and the assignee, with the consent of the General Partners, is admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

SECTION 13

MISCELLANEOUS

          13.1     Waiver. The Partners accept the provisions hereunder as their sole entitlement with respect to the termination of the Partnership or a sale or liquidation of their Partnership interests. Each party hereby waives and renounces (i) the right of a deceased Partner to have her Partnership interest appraised and sold as provided in Chapter 1779 of the Act and (ii) any right she may have to maintain an action to partition the Property.

          13.2     Notices. Except as otherwise specifically provided in this Agreement, any notice required or permitted hereunder shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at their respective addresses set forth on EXHIBIT A or at such other addresses as may have been heretofore specified by written notice delivered in accordance herewith.

          13.3     Applicable Law. This Agreement shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

          13.4     Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which shall constitute but one Agreement, and the signatures of any counterpart shall be deemed to be signatures of any other counterpart.

          13.5     Entire Agreement. This Agreement contains the entire Agreement among the parties and supersedes any prior understandings and agreements among them with respect to the subject matter hereof. There are no representations, agreements, arrangements, understandings, oral or written, among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

          13.6     Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, legal representatives, successors and assigns where permitted by this Agreement.

          13.7     Further Action. Each Partner, upon the request of the General Partners, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

          13.8     Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

          IN WITNESS WHEREOF, the undersigned executed this Agreement on the dates set opposite their signatures below.

Dated:	12/15/93	/s/ HOLLIS J. GARFIELD
HOLLIS J. GARFIELD

PAVILLION NURSING CENTER NORTH, INC.

Dated:	12/15/93	By:	/s/ [ILLEGIBLE]
			Vice President	Title

“GENERAL PARTNERS”

SIDNEY GARFIELD TRUST A EVELYN TRUST

Dated:	12/15/93	By:	/s/ EVELYN R. GARFIELD
EVELYN R. GARFIELD, TRUSTEE

SIDNEY GARFIELD TRUST A REVERSE QTIP TRUST

Dated:	12/15/93	By:	/s/ EVELYN R. GARFIELD
EVELYN R. GARFIELD, TRUSTEE

“LIMITED PARTNERS”

EXHIBIT A

GENERAL PARTNERS

Name and Address	Capital Contribution	Percentage Interests

Pavillion Nursing Center North, Inc. c/o Emery Medical Management Co. 26055-A Emery Road Cleveland, OH 44128-5780	$800,000	40.0%

Hollis J. Garfield c/o Wiggins/Garfield Associates One Bigelow Square, Suite 2000 Pittsburgh, PA 15219-3030	-0-	14.4%

LIMITED PARTNERS

Sidney Garfield Trust A Reverse QTIP Trust Evelyn R. Garfield, Trustee c/o Emery Medical Management Co. 26055-A Emery Road Cleveland, OH 44128-5780	-0-	24.0%

Sidney Garfield Trust A Evelyn Trust Evelyn R. Garfield, Trustee c/o Emery Medical Management Co. 26055-A Emery Road Cleveland, OH 44128-5780	-0-	21.6%

Totals	$800.000	100%

APPENDIX

          (a)     “Act” means the Pennsylvania Revised Uniform Limited Partnership Act, as set forth in Title 15, Pennsylvania Consolidated Statutes Annotated (Pa. C.S.A.) Section 8501 et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

          (b)     “Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in such Interest Holder’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (i)     Credit to such Capital Account any amounts which such Interest Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), and 1.704-l(b)(2)(ii)(d)(6) of the Regulations.

          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-l(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

          (c)     “Adjusted Capital Contributions” means, as of any day, an Interest Holder’s Capital Contributions adjusted as follows:

          (i)     Increased by the amount of any Partnership liabilities which, in connection with distributions pursuant to Sections 4 and 11.2 hereof, are assumed by such Interest Holder or are secured by any Partnership Property distributed to such Interest Holder;

          (ii)     Reduced by the amount of cash and the Gross Asset Value of any Property distributed to such Interest Holder pursuant to Sections 4 and 11.2 hereof and the amount of any liabilities of such Interest Holder assumed by the Partnership or which are secured by any property contributed by such Interest Holder to the Partnership.

In the event any Interest Holder transfers all or any portion of her Interest in accordance with the terms of this Agreement, her transferee shall succeed to the Adjusted Capital Contribution of the transferor to the extent it relates to the transferred Interest.

          (d)     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

          (e)     “Agreement” means this First Amended and Restated Agreement of Limited Partnership, as amended from time to time.

          (f)     “Capital Account” means, with respect to any General Partner or Interest Holder, the Capital Account maintained for such Person in accordance with the following provisions:

          (i)     To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Partnership liabilities assumed by such Person or which are secured by any Property distributed to such Person.

          (ii)     To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

          (iii)     In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (iv)     In determining the amount of any liability for purposes of Subparagraphs (c)(i), (c)(ii), (f)(i), and (f) (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

2

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, General Partners, or Interest Holders), are computed in order to comply with such Regulations, the General Partners may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 11 hereof upon the dissolution of the Partnership. The General Partners also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and Interest Holders and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Partnership of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b).

          (g)     “Capital Contributions” means, with respect to any General Partner or Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Person.

          (h)     “Certificate” means the First Amended and Restated Certificate of Limited Partnership filed for the Partnership pursuant to the Act.

          (i)     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

          (j)     “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partners.

          (k)     “General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement. “General Partners” means all of such Persons.

3

(1)     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

          (i)     The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

          (ii)     The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partners, as of the following times: (a) The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis amount of Property as consideration for an interest in the Partnership; (b) the distribution by the Partnership to a General Partner or Interest Holder of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the General Partners and Interest Holders in the Partnership;

(iii) The Gross Asset Value of any Property distributed to any General Partner or Interest Holder shall be the gross fair market value of such Property on the date of distribution; and

          (iv)     The Gross Asset Values of Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.3(e) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subparagraph (1)(iv) to the extent the General Partners determine that an adjustment pursuant to Subparagraph (1)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subparagraph (1)(iv).

If the Gross Asset Value of an item of Property has been determined or adjusted pursuant to Subparagraphs (1)(i), (1)(ii), or (1)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Profits and Losses.

4

          (m)     “Interest” means an interest in the Partnership owned by a Limited Partner, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

          (n)     “Interest Holder” means any Person who holds an Interest, including a transferee from a Limited Partner, regardless of whether such Person has been admitted to the Partnership as a Limited Partner. “Interest Holders” means all such Persons.

          (o)     “Limited Partner” means any Person (i) who is identified as a Limited Partner on EXHIBIT A attached hereto or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who holds an Interest. “Limited Partners” means all such Persons.

          (p)     “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

          (q)     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

          (r)     “Original Partnership Agreement” means the Partnership Agreement entered into on or about January 27, 1972 by and among PAVILLION NORTH, INC. as General Partner and SIDNEY GARFIELD, MARTIN KATOVSKY and LINDY M. ADELSTEIN as Limited Partners, for purposes of organizing the Partnership.

          (s)     “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-(2)(i)(3) of the Regulations.

          (t)     “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

          (u)     “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2 (i) (1) and 1.704-2 (i) (2) of the Regulations.

          (v)     “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein. “Partner” means any one of the Partners.

          (w)     “Partnership” means the partnership formed pursuant to the Original Partnership Agreement and now governed by this Agreement and the partnership continuing the business of this Partnership in the event of dissolution as herein provided.

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          (x)     “Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          (y)     “Percentage Interest” means, with respect to any Partner, the percentage interest set opposite such Partner’s name on EXHIBIT A attached hereto. If any Partnership interest is transferred in accordance with the provisions of this Agreement, the transferee of such interest shall succeed to the Percentage Interest of her transferor to the extent it relates to the transferred interest.

          (z)     “Person” means any individual, partnership, corporation, trust, or other entity.

          (aa) “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

          (ii)     Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

          (iii)     In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subparagraphs (1)(ii) or (1)(iii) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (iv)     Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

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          (v)     In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition provided therefor in this Appendix; and

          (vi)     To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s or Interest Holder’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          (vii)     Notwithstanding any other provision of this paragraph, any items which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

          (ab)     “Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

          (ac)     “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          (ad)     “SIDNEY GARFIELD TRUST A REVERSE QTIP TRUST” and “SIDNEY GARFIELD TRUST A EVELYN TRUST” mean the trusts of those names created by the SECOND AMENDED AND RESTATED SIDNEY GARFIELD TRUST AGREEMENT dated May 1, 1987 as amended by a First Amendment thereto dated November 2, 1990.

          (ae)     “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of.

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ASSIGNMENT

          FOR VALUE RECEIVED, PAVILLION NURSING CENTER, INC. (“Assignor”) does hereby assign and transfer to PAVILLION NORTH, a limited partnership (“Assignee”), all of its right, title and interest in and to all of Assignor’s assets including without limiting the generality of the foregoing (a) its interest in that certain Lease dated November 30, 1977 between Assignee, as landlord, and Assignor, as tenant, (b) all tangible personal property, (c) all intangibles, (d) all business assets, and (e) the registered trade name “Wexford House”, subject to all liabilities asserted or unasserted, contingent or otherwise.

          Assignee does hereby accept such assets subject to all such liabilities.

          IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the 30th day of March, 1984.

PAVILLION NURSING CENTER NORTH, INC.

By:	/s/ Sidney Garfield
Sidney Garfield, President

“Assignor”

PAVILLION NORTH,
a Limited Partnership

By:	/s/ Sidney Garfield
Sidney Garfield, General Partner

‘‘Assignee”